EX-99.28(a)(ix)

DRIEHAUS MUTUAL FUNDS

Written Instrument Changing the Name of the
Driehaus Multi-Asset Growth Economies Fund

The undersigned, the Trustees of the Driehaus Mutual Funds (the “Trust”), a statutory trust organized pursuant to an Amended and Restated Declaration of Trust dated June 6, 2013 (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby execute this written instrument to change the name of the “Driehaus Multi-Asset Growth Economies Fund,” a series of the Trust, to the “Driehaus Emerging Markets Opportunities Fund,” effective as of January 29, 2020 in conformity with the resolutions effecting such name change that were adopted by the Board of Trustees of the Trust on November 14, 2019.

IN WITNESS WHEREOF, the undersigned have this 14th day of November, 2019 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Theodore J. Beck	/s/ Francis J. Harmon
Theodore J. Beck	Francis J. Harmon

/s/ Stephen J. Kneeley	/s/ Christopher J. Towle
Stephen J. Kneeley	Christopher J. Towle

/s/ Dawn M. Vroegop	/s/ Daniel F. Zemanek
Dawn M. Vroegop	Daniel F. Zemanek